UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ◻                            Filed by a party other than the Registrant  ⌧
Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

◻	Definitive Proxy Statement

◻	Definitive Additional Materials

⌧	Soliciting Material Pursuant to §240.14a-12

Occidental Petroleum Corporation
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Icahn Partners LP
Icahn Partners Master Fund LP
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Enterprises G.P. Inc.
Icahn Enterprises Holdings L.P.
IPH GP LLC
Icahn Capital L.P.
Icahn Onshore LP
Icahn Offshore LP
Beckton Corp.

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required.

◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

◻	Fee paid previously with preliminary materials.

◻
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Contact:

Icahn Capital LP
Susan Gordon
(212) 702-4309

Carl C. Icahn Issues Open Letter to
Occidental Petroleum Stockholders

New York, New York, February 12, 2020 -- Today, Carl C. Icahn released the following open letter to stockholders of Occidental Petroleum Corporation.

______________________________________

February 12, 2020

What Is OXY Hiding?

Dear Fellow Occidental Stockholder,

For years, Occidental Petroleum repeatedly and publicly stated that they would maintain a prudent balance sheet and not take undue M&A risks.  They made these commitments because history has shown that commodity businesses, especially companies such as OXY, cannot and should not incur massive leverage to engage in risky M&A.  Then, why did CEO Vicki Hollub and Chairman Gene Batchelder totally break these important vows and long-held principles, and instead chose to “bet the Company” by incurring  over $40 billion of debt (including the preferred) and paying a massive 65% premium to “win” a bidding war against Chevron?  Why did they decide to embark on this ill-advised bet that has already destroyed over $30 billion in stockholder value; and if oil continues its decline, we believe will jeopardize the dividend, leaving stockholders to suffer even more?
The answer is simple:  We believe that Hollub, Batchelder and the rest of the Board were fearful that OXY would be acquired.  We believe they were focused on protecting their jobs and viewed the Anadarko transaction as a defensive maneuver that allowed OXY to be the acquiror and not the acquired.  As a result, they decided to risk stockholders’ capital, instead of protecting it, which is their duty.  If we are right, which we believe we are, these actions are unconscionable under any measure.  If, on the other hand, we are wrong, then we call upon Hollub and Batchelder to publicly and clearly state whether or not OXY was approached as a possible acquisition target?  It’s a very simple question – one that management should address on the February earning’s call.  Stockholders deserve to know.
Hollub and Batchelder chose to  acquire Anadarko without obtaining a stockholder vote, even though they initially proposed conditioning the transaction on stockholder approval.  But, because (in our view) they did not want to risk a failed stockholder vote, and nor did they want to comply with the broad proxy rules that would have required OXY to disclose whether the Company had received any interest from possible acquirors, they found a very expensive way to restructure the transaction by issuing a very expensive preferred stock to Berkshire Hathaway.  Of course, if a Board is worried their proposed transaction will fail a stockholder vote, the solution is not to find a way to avoid holding a vote, at great expense; the solution is to exercise discipline and walk-away.  Chevron, unlike OXY, exercised restraint and refused to engage in a bidding war when the price for Anadarko became untethered.
Because the OxyDarko Merger made no sense to us, or in our opinion, to Wall Street, we exercised our rights under Delaware law and requested that OXY provide limited information regarding the transaction.  The Company has not provided us with any documents.  We believe Hollub and Batchelder are afraid these documents will show that an acquiror was interested in OXY; otherwise why is OXY working so hard to prevent disclosure?  The time and expense incurred by OXY to fight our simple request is extraordinary; it’s as if the Company’s future depends on Hollub and Batchelder keeping their secrets secret.  After all, we have merely requested a limited subset of the information that OXY would have had to disclose in connection with a stockholder vote, which is something they originally promised stockholders.  In our opinion, you don’t have to be Sherlock Holmes to realize that these actions point to the fact that Hollub and Batchelder are hiding something important, such as the possibility of an acquiror.
 If ever there was a time for a CEO and Board to be held accountable, it is now. Hollub and Batchelder, in less than a year, have destroyed over $30 billion in stockholder value, but have successfully protected their jobs.  On those facts alone they should not be permitted to continue leading OXY.  If a situation as dire as the OxyDarko Disaster can be obfuscated and those responsible can so easily escape accountability, then we question whether corporate democracy is beyond broken.
In my opinion, Hollub, Batchelder and the rest of this Board have repeatedly treated OXY stockholders as a nuisance, best avoided and never consulted.  There is no doubt in my mind that the architects of the OxyDarko Disaster are convinced that they will successfully quell the restless masses allowing Hollub and Batchelder to continue their feudal-style leadership.  Fortunately, however, and unlike in 2019 when OXY denied stockholders a vote on the Anadarko merger, OXY stockholders will soon have an opportunity at the 2020 annual meeting to cast their votes and demand accountability.

Additional Information and Where to Find it;
Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF OCCIDENTAL PETROLEUM CORPORATION (“OCCIDENTAL”) FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF OCCIDENTAL WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF OCCIDENTAL AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED BELOW, THE PARTICIPANTS HAVE NO INTEREST IN OCCIDENTAL.

THE SOLICITATION DISCUSSED HEREIN RELATES TO THE SOLICITATION OF PROXIES FOR USE AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF OCCIDENTAL. THE CONSENT SOLICITATION EFFECTUATED THROUGH THE DEFINITIVE PROXY STATEMENT FILED BY THE PARTICIPANTS ON JULY 18, 2019 HAS BEEN TERMINATED.

PARTICIPANTS

The participants in the solicitation of stockholders of Occidental include the following: Carl C. Icahn, a citizen of the United States of America, High River Limited Partnership, a Delaware limited partnership (“High River”), Hopper Investments LLC, a Delaware limited liability company (“Hopper”), Barberry Corp., a Delaware corporation (“Barberry”), Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), Icahn Partners Master Fund LP, a Delaware limited partnership (“Icahn Master”), Beckton Corp., a Delaware corporation (“Beckton”), Icahn Enterprises G.P. Inc., a Delaware corporation (“Icahn Enterprises GP”), Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”), IPH GP LLC, a Delaware limited liability company (“IPH”), Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”), Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”), and Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”).

Icahn Partners, Icahn Master and High River (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Parties. In addition, Mr. Icahn is the indirect holder of approximately 92.0% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

The Icahn Parties beneficially own, in the aggregate, 22,571,854 shares of common stock, $.20 par value, of Occidental (the “Common Stock”), representing approximately 2.5% of the outstanding shares of Common Stock (based upon the 893,317,470 shares of Common Stock outstanding as of September 30, 2019 as disclosed in the Occidental’s Quarterly Report on Form 10-Q, as filed with the SEC on November 4, 2019).

High River has sole voting power and sole dispositive power with regard to 4,514,371 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 10,554,148 shares of Common Stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 7,503,335 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act), the shares of Common Stock that High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares of Common Stock that Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares of Common Stock that Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

The principal business address of each of Icahn Offshore, Icahn Onshore, Icahn Capital, IPH, Icahn Holdings, Icahn Enterprises GP, Beckton, Hopper, Barberry and Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Other Important Disclosure Information
SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF OCCIDENTAL SECURITIES AND CERTAIN ACTIONS THAT OCCIDENTAL’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. OCCIDENTAL’S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF OCCIDENTAL SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING OCCIDENTAL WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Occidental’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.